As filed with the Securities and Exchange Commission on May 9, 2002

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SNOWBALL.COM, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3316902
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3240 Bayshore Boulevard
Brisbane, California 94005
(Address of Principal Executive Offices)

Non-Plan Stock Option Agreements of Registrant
(Full Title of the Plan)

James R. Tolonen
Chief Financial Officer and Chief Operating Officer
Snowball.com, Inc.
3240 Bayshore Boulevard
Brisbane, California 94005
(415) 508-2000
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Robert B. Dellenbach, Esq.
William L. Hughes, Esq.
Fenwick & West LLP
275 Battery Street
San Francisco, California 94111

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	27,780(1)	$0.99(2)	$27,502.20	$3(3)

(1)	Shares subject to outstanding stock options pursuant to non-plan stock option agreements as of May 9, 2002.
(2)	Per share exercise price for such stock option determined pursuant to Rule 457(h)(1).
(3)	Fee calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended.

SNOWBALL.COM, INC.
REGISTRATION STATEMENT ON FORM S-8

PART I:

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.    Plan Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Item 2.    Registrant Information and Employee Plan Annual Information

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II:

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Registrant’s annual report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Commission on March 29, 2002; and

(b)
The description of the Registrant’s Common Stock contained in the Registrant’s registration statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on January 25, 2000, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

As permitted by Section 145 of the Delaware General Corporation Law, the Registrant’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and officers, as well as directors and officers of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise when they are serving in such capacities at the request of the Registrant, to the fullest extent permitted by the Delaware General Corporation Law; (ii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except that the Registrant is not required to advance expenses to a person against whom it brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; and (iv) the Registrant may not retroactively amend the Bylaw provisions in a way that adversely affects the indemnification provided thereunder.

The Registrant’s policy is to enter into indemnity agreements with each of its directors and officers. The indemnity agreements provide that directors and officers will be indemnified and held harmless against all expenses (including attorneys’ fees), judgments, fines, ERISA excise taxes or penalties and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as a director or officer of the Registrant or as directors or officers of any other corporation, partnership or enterprise when they are serving in such capacities at the request of the Registrant; except that no indemnity is provided in a derivative action in which such director or officer is finally adjudged by a court to be liable to the Company due to willful misconduct in the performance of his or her duty to the Company, unless the court determines that such director or officer is entitled to indemnification. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated voluntarily by the indemnified party and not by way of defense, except with respect to a proceeding authorized by the Board of Directors and successful proceedings brought to enforce a right to indemnification and/or advancement of expenses under the indemnity agreements; (ii) for any amounts paid in settlement of a proceeding unless the Registrant consents to such settlement; (iii) on account of any suit in which judgment is rendered against the indemnified party for an accounting of profits made from the purchase or sale by the indemnified party of securities of the Registrant pursuant to the provisions of Section 16(b) of the Exchange Act and related laws and regulations; (iv) on account of conduct by an indemnified party that is finally adjudged to have been in bad faith or conduct that the indemnified party did not reasonably believe to be in, or not opposed to, the best interests of the Registrant; (v) on account of any criminal action or proceeding arising out of conduct that the indemnified party had reasonable cause to believe was unlawful; or (vi) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

The indemnity agreements require a director or officer to reimburse the Registrant for expenses advanced only if and to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Registrant’s Certificate of Incorporation, the Registrant’s Bylaws, his or her indemnity agreement or otherwise to be indemnified for such expenses. The indemnity agreements provide that they are not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, the Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law, or otherwise.

The indemnity agreements require the Registrant to maintain director and officer liability insurance to the extent that it is economically reasonable. The Registrant currently carries a director and officer insurance policy.

Reference is also made to Section 8 of the Underwriting Agreement relating to Registrant’s initial public offering, effected pursuant to Registrant’s registration statement on Form S-1 (Registration No. 333-93487) originally filed with the Commission on December 23, 1999, as subsequently amended, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant’s Certificate of Incorporation, Bylaws and the indemnity agreements to be entered into between the Registrant and each of its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

See also the undertakings set out in response to Item 9.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.01	Non-Statutory Stock Option Agreement dated October 23, 2001 between the Registrant and Mark Jung and related agreements.(1)

4.02	Non- Statutory Stock Option Agreement dated October 23, 2001 between the Registrant and James Tolonen and related agreements.(2)

4.03	Registrant’s Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 21, 2000.(3)

4.04	Registrant’s Certificate of Amendment of Restated Certificate of Incorporation filed with the Secretary of State of Delaware on March 5, 2001.(4)

4.05	Registrant’s Certificate of Amendment of Restated Certificate of Incorporation filed with the Secretary of State of Delaware on September 24, 2001.(5)

4.06	Registrant’s Bylaws, as amended.(6)

4.07	Form of specimen certificate for Registrant’s Common Stock.(7)

5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of Ernst & Young LLP, Independent Auditors.

24.01	Power of Attorney (see page 7).

(1)	Incorporated by reference from Exhibit 10.20 to Registrant’s Amendment No. 1 to its annual report on Form 10-K filed on May 9, 2002.
(2)	Incorporated by reference from Exhibit 10.21 to Registrant’s Amendment No. 1 to its annual report on Form 10-K filed on May 9, 2002.
(3)	Incorporated by reference from Exhibit 3.02 to the Registrant’s Amendment No. 2 to its registration statement on Form S-1 (File No. 333-93487) filed on February 28, 2000.
(4)	Incorporated by reference from Exhibit 3.02 to the Registrant’s annual report on Form 10-K filed on March 30, 2001.
(5)	Incorporated by reference from Exhibit 3.01 to the Registrant’s quarterly report on Form 10-Q filed on November 14, 2001.
(6)	Incorporated by reference from Exhibit 3.02 to the Registrant’s quarterly report on Form 10-Q filed on November 14, 2001.
(7)	Incorporated by reference from Exhibit 4.01 to the Registrant’s Amendment No. 3 to its registration statement on Form S-1 (File No. 333-93487) filed on March 10, 2000.

Item 9.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 9th day of May, 2002.

SNOWBALL.COM, INC

By:	/s/ JAMES R. TOLONEN

James R. Tolonen Chief Financial Officer and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Mark A. Jung and James R. Tolonen, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer:

/s/ MARK A. JUNG Mark A. Jung	President, Chief Executive Officer and a Director	May 9, 2002

Principal Financial Officer:

/s/ JAMES R. TOLONEN James R. Tolonen	Chief Financial Officer, Chief Operating Officer and a Director	May 9, 2002

Principal Accounting Officer:

/s/ SEAN DEORSEY Sean Deorsey	Chief Accounting Officer	May 9, 2002

Additional Directors:

/s/ CHRISTOPHER ANDERSON Christopher Anderson	Director	May 9, 2002

/s/ MICHAEL ORSAK Michael Orsak	Director	May 9, 2002

Robert H. Reid	Director

EXHIBIT INDEX

Exhibit Number	Exhibit Title

5.01	Opinion of Fenwick & West LLP.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of Ernst & Young LLP, Independent Auditors.

24.01	Power of Attorney (see page 7).